As filed with the Securities and Exchange Commission on June 4, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUMENIS LTD.
(Exact Name of Registrant as Specified in its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

P.O. Box 240
Yokneam 2069204, Israel
(Address of Principal Executive Offices)(Zip Code)

2007 Share Incentive Plan
(Full Title of the Plan)

Lumenis Inc.
2033 Gateway Place
San Jose, CA 95110
(Name and Address of Agent for Service)

408-764-3000
Telephone Number, Including Area Code, of Agent for Service

Copies to:
Dan Shamgar, Adv.
Jonathan M. Nathan, Adv.
Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Road
Ramat Gan 52506, Israel
Tel: +972-3-610-3100
Fax: +972-3-610-3687

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.1 per share	4,000,000	(2)	$1.27	(3)	$5,080,000	$692.91	(4)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of Lumenis Ltd. (the “Registrant”) that become issuable under the 2007 Share Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding ordinary shares of the Registrant.

(2)	Consists of ordinary shares that are reserved for issuance under the Plan.
(3)
Pursuant to Rule 457(h)(1) under the Securities Act, and estimated solely for purposes of calculation of the registration fee, the proposed maximum offering price per share has been calculated on the basis of the fair  market value of the Registrant’s ordinary shares based on a third party appraiser, which was $1.27 per share as of December 31, 2012, the latest practicable date prior to the date of filing of this registration statement. The ordinary shares are not traded on any securities exchange or quoted on any system, and there is no market for the Registrant’s securities. The book value of the Registrant’s ordinary shares as of the latest practicable date (December 31, 2012) was negative, which would have resulted in a negative offering price per share. The Registrant has therefore used fair value instead for purposes of computing the offering price per share and the registration fee for the offering.

(4)	Calculated pursuant to Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price ($5,080,000) by 0.00013640.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to Instruction E of Form S-8, promulgated pursuant to the Securities Act of 1933, as amended, to register an additional 4,000,000 ordinary shares, par value NIS 0.1 per share (“Ordinary Shares”), of Lumenis Ltd. (the “Company,” the “Registrant” or “Lumenis”) issuable pursuant to the Company’s 2007 Share Incentive Plan. Pursuant to Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (File No. 333-148460) filed with the Securities and Exchange Commission (the “Commission”) on January 4, 2008, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on April 2, 2008, are incorporated herein by reference, and the information required by Part II is omitted, except as supplemented by the information set forth below. References to “we”, “our” or “us” below refer to Lumenis and its consolidated subsidiaries.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the Commission on March 28, 2013.

(b) Our Report of Foreign Private Issuer on Form 6-K furnished to the Commission on March 28, 2013.

(c) The description of our Ordinary Shares contained in our Registration Statement on Form 20-F (File No. 000-27572), filed with the Commission pursuant to Section 12(g) of the Exchange Act on May 1, 2007, including any amendment or report filed for the purpose of updating such description.

In addition, all other reports subsequently filed by us with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K submitted by us to the Commission, in each case, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or submitted incorporated document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Consistent with the provisions of the Israeli Companies Law, 5759–1999, as amended (the “Companies Law”), our articles of association include provisions permitting us to procure insurance coverage for our office holders, exculpate them from certain liabilities and indemnify them, to the maximum extent permitted by law. Under the Companies Law, exculpation from liability, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders for:

•	a breach of his or her duty of care to the company or to another person;
•
a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

•	a financial liability imposed upon him or her in favor of another person concerning an act performed by such office holder in his or her capacity as an officer holder.

We currently have directors’ and officers’ liability insurance providing total coverage of $15 million for the benefit of all of our directors and officers, in respect of which we paid an eighteen-month premium of approximately $86,000, which expires January 31, 2014. Such insurance does not cover our directors and officers in the event that trading in our shares resumes, and, accordingly, in such event, the terms and coverage of our insurance policy will be reviewed and the appropriate additional coverage sought.

Indemnification

The Companies Law provides that a company may indemnify an office holder against:

•	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder;
•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him or her by a court relating to an act performed in his or her capacity as an office holder, in connection with: (i) proceedings that the company institutes, or that another person institutes on the company's behalf, against him or her; (ii) a criminal charge of which he or she was acquitted; or (iii) a criminal charge for which he or she was convicted for a criminal offense that does not require proof of criminal thought; and

•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent.

Our articles of association allow us to indemnify our office holders to the fullest extent permitted by law. The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited:

•	to categories of events that the board of directors determines are likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made; and
•	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with certain members of our senior management. Each such indemnification agreement provides the office holder with the maximum indemnification permitted under applicable law.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for a breach of his or her duty of care (other than in relation to distributions). Our articles of association provide that we may exculpate any office holder from liability to us to the fullest extent permitted by law. Under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (a) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (b) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (c) any action taken with the intent to derive an illegal personal benefit; or (d) any fine levied against the office holder.

Item 8. Exhibits.

Exhibit
Number	Exhibit

4.1	Lumenis Ltd. 2007 Share Incentive Plan, as amended*
4.2	Memorandum of Association of Lumenis Ltd., as amended July 26, 2001 (English translation) (1)
4.2	Articles of Association of Lumenis Ltd., as amended and restated on September 14, 2010 (2)
5	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of the securities being registered*
23.1	Consent of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm*
23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm*
23.3	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5)*
24	Power of Attorney (included on the Signature Page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002.
(2)	Incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed with the Commission on March 30, 2011.

*	Filed herewith.

Item 9. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yokneam, State of Israel, on the 4th day of June, 2013.

Lumenis Ltd.

By: /s/ Zipora Ozer-Armon
—————————————
Name: Zipora Ozer-Armon
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Lumenis Ltd., an Israeli company, do hereby constitute and appoint Zipora Ozer-Armon, Chief Executive Officer, and William Weisel, Vice President, General Counsel and Corporate Secretary, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Zipora Ozer-Armon Zipora Ozer-Armon	Chief Executive Officer (Principal Executive Officer)	June 4, 2013
/s/ Ophir Yakovian Ophir Yakovian	Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2013
/s/ Harel Beit-On Harel Beit-On	Chairman of the Board	June 4, 2013
/s/ Yoav Doppelt Yoav Doppelt	Director	June 4, 2013
/s/ Eugene Davis Eugene Davis	Director	June 4, 2013
/s/ Naftali (Tali) Idan Naftali (Tali) Idan	Director	June 4, 2013
/s/ Talia Livni Talia Livni	Director	June 4, 2013
/s/ Arie Weisberg Arie Weisberg	Director	June 4, 2013
/s/ Shlomo Yanai Shlomo Yanai	Director	June 4, 2013

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES:

Lumenis Inc.

By: /s/ Zipora Ozer-Armon
——————————————
Name: Zipora Ozer-Armon
Title: President & CEO
Date: June 4, 2013

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

LUMENIS LTD.

EXHIBIT INDEX

Exhibit
Number	Exhibit

4.1	Lumenis Ltd. 2007 Share Incentive Plan, as amended *
4.2	Memorandum of Association of Lumenis Ltd., as amended July 26, 2001 (English translation) (1)
4.2	Articles of Association of Lumenis Ltd., as amended and restated on September 14, 2010 (2)
5	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of the securities being registered*
23.1	Consent of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm*
23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm*
23.3	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5)*
24	Power of Attorney (included on the Signature Page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002.
(2)	Incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed with the Commission on March 30, 2011.

*	Filed herewith.